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                                                                   EXHIBIT 10.18

                                         December 15, 1997

Private & Confidential


Ms. Mindy Tucker
8 Seneca Road
Scarsdale, NY  10583

Dear Mindy:

     I am pleased to offer you a position with Loews Cineplex Entertainment (currently LTM Holdings) as Corporate Vice President Strategic Planning & Secretary. The purpose of this letter is to outline the material terms of the employment offer which, if you accept, will be memorialized in a formal contract of employment.

1.  Title and Reporting Responsibilities.  You will become Corporate Vice
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President Strategic Planning & Secretary of Loews Cineplex Entertainment
Corporation ("LCE"), the entity to be formed in connection with the combination of Loews and Cineplex Odeon: You will report directly to the Chief Executive Officer of LCE or such other senior executive as designated by the CEO but in no instance to an executive with a title less than executive vice president.

2.  Term.  The term of the employment contract will be for three years,
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commencing as we mutually agree with an option by LCE for years 4 & 5.

3.  Base Salary.  The initial annual base salary will be $200,000 with annual
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cost of living increases at the end of years 1, 2 and 4 and a $25,000 increase at the option year.

4.  Annual Bonus.  You will be eligible for an annual bonus, the range for which
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is targeted at between $50,000 and $100,000, subject in each case to the attainment of goals to be established by LCE's Board of Directors (the "Board") each year.

5.  Stock Options.  Subject to the approval of the Board, you will be granted at
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the date of this letter a nonqualified option, to purchase 750,000 shares of
LCE's common stock at a per share exercise price of the greater of market value at 12/16/97 or $1.3125 (subject to adjustment upon completion of the anticipated reverse stock split). The options will vest at the rate of 20% per year. The vesting and other material terms of the options will be consistent with the terms of stock options being offered generally to the other senior executives of LCE in connection with the combination.
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6.  Fiscal 1998 Bonus and Profit Sharing.  You will continue to be eligible to
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receive a fiscal 1998 bonus from Sony Retail Entertainment and your fiscal 1998 profit sharing contribution from SCA will be made at the appropriate date.

7.  Automobile.  Loews will provide you with an automobile allowance of $900 per
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month.

8.  Termination.  If your employment is terminated by LCE for cause, you will be
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entitled only to your accrued salary through the date of termination and any accrued but unpaid bonus. If LCE terminates your employment without cause, you will be entitled to receive your base salary and bonus through the end of the contract term, reduced by any compensation paid or payable to you in respect of subsequent employment (including self-employment) for the same period. However, there will be no obligation on your part to mitigate LCE's obligation to you by seeking any subsequent employment.

     If the foregoing terms are acceptable to you, please indicate your acceptance by signing below where indicated. Upon receipt of your acceptance, we will have a formal employment agreement prepared incorporating the foregoing terms and containing such other terms as are customary for such agreements.

                                    Sincerely yours,

                                    /s/ Lawrence J. Ruisi
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                                    Lawrence J. Ruisi
                                    President

                                    Sony Retail Entertainment

Accepted: December 15, 1997
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         /s/ Mindy Tucker
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